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                                 EXHIBIT 13(d)


                                            April 29, 1994



New England Zenith Fund
399 Boylston Street
Boston, Massachusetts 02117

Dear Sirs and Madam:

     With respect to our purchase from you of 20,000 shares of beneficial interest, no par value, of your Small Cap Series, we hereby advise you that we are purchasing such shares with no present intention to dispose of them either through redemption or resale to others.



                                            Very truly yours,

                                            /s/  H. James Wilson

                                            H. James Wilson
                                            Vice President and
                                            General Counsel